Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 our report dated April 3, 2020, except for the effects of the reverse stock split described in Note 1, as to which the date is August 28, 2020 with respect to the consolidated financial statements of Vivos Therapeutics, Inc. as of December 31, 2019 and 2018 and for the years then ended, which includes an explanatory paragraph as to the company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

Denver, Colorado

August 28, 2020